Sub-item 77M ? Legg Mason Partners Equity Trust
Legg Mason ClearBridge Equity Income Builder Fund (as of December 6, 2009, formerly the Legg Mason ClearBridge Capital and Income Fund, and as of October 4, 2009, formerly the Legg Mason Partners Capital and Income Fund) acquired Legg Mason Partners Equity Income Builder Fund effective December 4, 2009. LEGG MASON PARTNERS EQUITY TRUST
Legg Mason Partners Convertible Fund
Legg Mason Partners Equity Income Builder Fund

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on November 24, 2009

     Please take notice that a Special Meeting of Shareholders (the ?Meeting?) of each of the above-referenced funds (each, an ?Acquired Fund?), will be held at the offices of Legg Mason Partners Fund Advisor, LLC, 620 Eighth Avenue, New York, New York 10018, on November 24, 2009, at 10:00 a.m., Eastern Time, for the following purposes:




PROPOSAL 1:

To consider and vote upon an Agreement and Plan of Reorganization, providing for (i) the acquisition of all of the assets of an Acquired Fund, in exchange for the assumption of all of the liabilities of an Acquired Fund and for shares of the corresponding Acquiring Fund listed opposite its name in the following chart to be distributed to the shareholders of the Acquired Fund and (ii) the subsequent termination of the Acquired Fund:




Acquired Fund

Acquiring Fund
Legg Mason Partners
Convertible Fund

Legg Mason Partners Capital
and Income Fund
Legg Mason Partners Equity
Income Builder Fund

Legg Mason Partners Capital
and Income Fund




PROPOSAL 2:

To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

     The appointed proxies will vote in their discretion on any other business as may properly come before the Meeting or any adjournments or postponements thereof.

     Shareholders of record of an Acquired Fund at the close of business on September 14, 2009 are entitled to notice of, and to vote at, the Meeting and at any adjournments or postponements thereof.

     YOUR VOTE ON THIS MATTER IS IMPORTANT. PLEASE AUTHORIZE A PROXY TO VOTE YOUR SHARES PROMPTLY BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ACCOMPANYING POSTAGE-PAID RETURN ENVELOPE OR BY FOLLOWING THE ENCLOSED INSTRUCTIONS TO AUTHORIZE A PROXY TO VOTE YOUR SHARES BY TELEPHONE OR OVER THE INTERNET.

By order of the Board of Trustees,



Robert I. Frenkel
Secretary